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 PRESS RELEASE                                     EXHIBIT 99.1






     Immediate                                         Richard E. Staedtler
                                                       Castle Energy Corporation
                                                       (610) 992-9900


     CASTLE ENERGY CORPORATION SETS DATE FOR SPECIAL MEETING OF SHAREHOLDERS


         King of Prussia, PA, March 30, 2006 -- Castle Energy Corporation(1) (Nasdaq: CECX) (the "Company") announced today that it had set the meeting date for a special meeting of its shareholders for 1:00 p.m. (EDT), April 28, 2006. The purpose of the Special Meeting of Shareholders is to vote on the Company's plan of merger with Delta Petroleum Corporation ("Delta"). Mr. Sidney F. Wentz, Chairman of the Company, indicated that the registration statement containing the Company's proxy statement concerning the merger had been declared effective by the Securities and Exchange Commission on March 28, 2006.

         Pursuant to the original agreement and plan of merger, Castle shareholders are to receive approximately 1.164 Delta shares for each share of Castle. Approval of the merger by the Company's shareholders is required for the merger to be consummated.

         This material is not a substitute for the prospectus/proxy statement that the Company is currently sending to its shareholders. Investors are urged to read the prospectus/proxy statement which contains important information, including detailed risk factors. The prospectus/proxy statement and other documents has been filed with the SEC and is available free of charge at the SEC's website, www.sec.gov, or by directing a request to the Company.

         Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, litigation risks, tax risks, risks related to the public market for the Company's stock, as well as general business risks. Please refer to the Company's Securities and Exchange Commission filings for additional information.


(1)Castle Energy Corporation is not affiliated with Castle Oil Corporation.